Exhibit 99.a6

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SOURCE CAPITAL, INC.

SOURCE CAPITAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the first sentence of Article IV of the Certificate of Incorporation is amended to read as follows:

“The total number of shares of capital stock which the corporation shall have authority to issue is Fifteen Million (15,000,000), of which Twelve Million (12,000,000) shares of the par value of one dollar ($1.00) each, amounting in the aggregate to Twelve Million Dollars ($12,000,000), shall be Common Stock and of which Three Million (3,000,000) shares of the par value of three dollars ($3.00) each, amounting in the aggregate to Nine Million Dollars ($9,000,000), shall be $2.40 Cumulative Preferred Stock (hereinafter “Cumulative Preferred Stock”).”

SECOND: The foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Source Capital, Inc., a Delaware corporation, has caused its corporate seal to be affixed and this Certificate to be signed by Douglas B. Fletcher, its Chairman of the Board of Directors, and attested by Jeanne T. Tamizato, its Secretary, this 19th day of May, 1982.

SOURCE CAPITAL, INC.

/s/ Douglas B. Fletcher
Chairman of the Board

ATTEST:

/s/ Jeanne T. Tamizato
Secretary

[Seal]

RECEIVED FOR RECORD

JUN 1 1982

LEO J. DUGAN, Jr., Recorder